UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

MORGAN STANLEY INCOME SECURITIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FOR IMMEDIATE RELEASE

JANUARY 22, 2018

Morgan Stanley Income Securities Inc. Announces Reorganization into Morgan Stanley Institutional Fund Trust — Corporate Bond Portfolio

NEW YORK — Morgan Stanley Income Securities Inc. (NYSE: ICB) (the “Fund”) announced that, after considering the recommendation of the Fund’s investment adviser, the Board of Directors of the Fund determined that it would be in the best interest of stockholders of the Fund to approve an Agreement and Plan of Reorganization by and between the Fund and Morgan Stanley Institutional Fund Trust, on behalf of its series Corporate Bond Portfolio (“MSIFT Corporate Bond”), pursuant to which substantially all of the assets and liabilities of the Fund would be transferred to MSIFT Corporate Bond and stockholders of the Fund would become shareholders of MSIFT Corporate Bond, receiving shares of beneficial interest of MSIFT Corporate Bond equal to the value of their holdings in the Fund (the “Reorganization”). Upon execution of the Reorganization, shares of the Fund would cease to trade on the New York Stock Exchange; however, after the Reorganization, shares of MSIFT Corporate Bond may be purchased and redeemed at the option of shareholders at net asset value on a daily basis, subject to the terms described in the registration statement for MSIFT Corporate Bond.

The Reorganization is subject to certain conditions, including stockholder approval and customary closing conditions. The Reorganization of the Fund will be submitted for stockholder approval at a special meeting of stockholders (the “Meeting”) scheduled to be held on April 20, 2018, and any adjournments or postponements thereof, to stockholders of record on February 23, 2018. Further information about the Reorganization will be included in a proxy statement/prospectus expected to be mailed to stockholders in the first quarter of 2018.

Any solicitation of proxies by the Fund in connection with the Meeting will be made only pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission (the “SEC”) under applicable federal securities laws. Because the proxy statement/prospectus will contain important information, including a more detailed description of the Agreement and Plan of Reorganization, stockholders are urged to read these materials carefully when they become available. The Fund and the Board of Directors may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Meeting. The Fund plans to file a proxy statement/prospectus with the SEC in connection with the solicitation of proxies for the Meeting. Information regarding the names of the Fund’s Directors is set forth in the Fund’s September 30, 2017 annual report to stockholders, which may be obtained free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of such potential

For more information: 800.231.2608

participants will be included in the proxy statement/prospectus and other relevant documents to be filed with the SEC in connection with the Meeting.

Promptly after filing its definitive proxy statement/prospectus for the Meeting with the SEC, the Fund will mail the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the Meeting. The Fund urges stockholders to read the proxy statement/prospectus (including any supplements thereto) and any other relevant documents that the Fund will file with the SEC when they become available because they will contain important information. Stockholders will be able to obtain, free of charge, copies of the proxy statement/prospectus and any other documents filed by the Fund with the SEC in connection with the Meeting at the SEC’s website at www.sec.gov, by calling 1-800-231-2608 or by writing to the Fund at 522 Fifth Avenue, New York, New York 10036.

The Fund is a diversified, closed-end management investment company that seeks to provide as high a level of current income for distribution to stockholders as is consistent with prudent investment risk and, as a secondary objective, capital appreciation.

Morgan Stanley Investment Management, together with its investment advisory affiliates, has more than 581 investment professionals around the world and $482 billion in assets under management or supervision as of December 31, 2017.  Morgan Stanley Investment Management strives to provide outstanding long-term investment performance, service and a comprehensive suite of investment management solutions to a diverse client base, which includes governments, institutions, corporations and individuals worldwide.  For further information about Morgan Stanley Investment Management, please visit www.morganstanley.com/im.

About Morgan Stanley

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing investment banking, securities, wealth management and investment management services.  With offices in more than 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For more information about Morgan Stanley, please visit www.morganstanley.com.

# # #

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

Investing involves risk and it is possible to lose money on any investment in the Fund.